EXHIBIT 10.4

SOUND COMMUNITY BANK

INCENTIVE COMPENSATION ACHIEVEMENT PLAN

Whereas the Board of Directors of Sound Community Bank (the "Bank") has adopted an incentive, compensation plan for certain designated senior managers (the "Managers") of the Bank and its subsidiaries and affiliates, now therefore, Bank and those Managers entering into this Agreement, covenant and agree as follows:

  Name. There is hereby established a plan to be know as the "Sound Community Bank Incentive Compensation Achievement Plan" (hereinafter the "Plan").

  Administrative Committee. The Plan shall be administered by an Administrative Committee composed of three members of the Board of Directors of the Bank. The Plan Administrative Committee is hereby vested with full powers of administration of the Plan within the performance goals established from time to time by the Board of Directors, subject only to the provisions herein set forth. The Administrative Committee shall be composed of the President/CEO of the Bank and two other members of the Board of Directors selected by the directors from those members of the Board who are not employees of the Bank. Members of the Administrative Committee other than the President/CEO shall not be eligible to share in the benefits of the Plan. All decisions regarding any benefits to be shared with the President/CEO under the Plan shall be made exclusively by the other members of the Administrative Committee and the President/CEO shall not participate in such decisions. The Administrative Committee shall have full power and authority to interpret, construe, and administer the Plan, and, pursuant to such interpretations and constructions thereof, and actions hereunder, determine the final amount and recipient of any payment to be made under the Plan. Any Manager or other person who shall disagree with any decision of the Administrative Committee may promptly appeal such decision to the Board of Directors of the Bank for final determination. The final determination of the Board of Directors shall be binding and conclusive on such persons for all purposes. No member of the Administrative Committee, or of the Board of Directors, shall be liable to any person for any action taken or omitted in

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  connection with the interpretation and administration of the Plan unless such action is due to such person's willful misconduct or lack of good faith.

  Membership. The Managers entitled to share in the benefits of the Plan shall be divided into two groups. One group shall consist of the President/CEO. The other group shall be those managers designated by the Board of Directors as Senior Managers who report directly to the President/CEO.

  Deferred Incentive Compensation. In accordance with the achievement targets established by the Board of Directors, the Administrative Committee shall determine the amount of deferred incentive compensation to be shared by each Manager who is a participant in the Plan. The amount of deferred incentive compensation allocated by the Administrative Committee to Managers reporting directly to the President/CEO shall range from zero to six percent of the particular Manager's annual salary. The amount of deferred incentive compensation allocated by the Administrative Committee to the President/CEO shall range from zero percent to twelve percent of the President/CEO's annual salary. For the purposes of the Plan, "annual salary" shall be the amount of annual base salary, exclusive of incentive compensation or bonuses, paid to the Manager for the calendar year preceding the year of allocation by the Administrative Committee.

  Deferred Compensation Account. Following the determination by the Administrative Committee of the amount of deferred incentive compensation to be allocated to a Manager, the Bank shall deposit to a book reserve (the "Deferred Compensation Account") an amount of money-equal to the amount of deferred incentive compensation allocated to each Manager. Funds credited to the Deferred Compensation Account may be kept in cash or invested and reinvested in mutual funds, stocks, bonds, securities or other assets as may be approved by the Administrative Committee within guidelines established by the Board of Directors from time to time.

  a.    In exercising the foregoing discretionary investment powers, the Board of Directors may authorize the Administrative Committee to engage the services of independent investment counsel and may delegate to such investment

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  counsel full or limited authority to select the assets in which the funds are to be invested.

  b.    To the extent deemed appropriate by the Board of Directors or the Administrative Committee, the wishes of the Managers for whom deferred incentive compensation has been allocated shall be taken into account in making investment decisions.

  c.    The Managers acknowledge and agree, on behalf of each Manager and the Manager's beneficiaries, heirs, and personal representatives, that they assume all risks in connection with the decrease in the value of the funds which are invested or which continue to be invested in the Deferred Compensation Account. Each Manager also hereby acknowledges and agrees that while the assets in the Deferred Compensation Account have been earmarked for payment of deferred compensation as provided for in the Plan, the funds in the Deferred Compensation Account shall at all times remain the assets of the Bank and shall be subject to the liabilities and claims of creditors of the Bank.

  Payment of Deferred Compensation. The benefit to be paid to a Manager as deferred incentive compensation (unless the benefits are forfeited by any of the events of forfeiture specified in paragraph 7 below) shall be as follows:

  a.    If the Manager experiences a "separation from service" (as that phrase is defined by Internal Revenue Code Section 409A and the regulations and guidance of general applicability issued thereunder ("Section 409A"), taking into account all applicable rules and presumptions provided for therein) from the Bank, on or after the Manager shall have reached the age of 65, the Bank shall pay the Manager an amount equal to the fair market value of assets in the Deferred Compensation Account allocated to the Manager in 120 equal monthly payments commencing on the last day of the month following the month in which the Manager's employment is terminated. Notwithstanding the foregoing, the total amount payable to the Manager shall be appropriately increased or decreased from time to time as the case may be, to reflect the appreciation or depreciation in value and the net income or loss of the funds allocated to the Manager which remain invested in the Deferred Compensation Account. If a Manager should die

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  on or after the Manager's 65th birthday and before the 120 monthly payments are made, the unpaid balance will continue to be paid to the Manager's designated beneficiary in installments for the unexpired period of the 120 monthly payments.

  b.    If a Manager experiences a "separation from service" (as defined in paragraph 6.a) from the Bank for any reason other than the Manager's death or total disability before the Manager shall have reached the age of 65, then the amount of the Deferred Compensation Account allocated to such Manager shall continue to be invested or held in cash as the Administrative Committee in its discretion may determine and no payments shall be made until the Manager shall have reached the age of 65 at which time payments shall be made in the same manner and to the same extent as set forth in the preceding subparagraph.

  c.    If a Manager experiences a "separation from service" (as defined in paragraph 6.a) because of the death or total disability of the Manager before the Manager has reached the age of 60, the Bank shall commence paying benefits payable under the Plan to the Manager (in the case of the Manager's disability) or to the Manager's designated beneficiary (in the event of the death of the Manager) in the same manner as specified in Section 6(a) above, except that the payments shall commence on or before the last day of the second month following the month in which the Manager's employment with the Bank has been terminated due to the Manager's death or total disability.

  d.    In the event of the death of both the Manager and the beneficiary of a deceased Manager the remaining value of the Deferred Compensation Account allocated to such Manager shall be paid in a lump sum as soon as practicable to the estate of such designated beneficiary.

  e.    The Manager's beneficiary shall be the person designated by the Manager on a form provided by the Administrative Committee and delivered to the Administrative Committee prior to the death of the Manager. A Manager shall be entitled to change the designation of a beneficiary, without the consent of such prior beneficiary, by executing a new beneficiary designation form and delivering it to the Administrative Committee. If a Manager has not designated a beneficiary, or if a designated beneficiary fails to survive the Manager, payment

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  of a deceased Manager's allocated interest in the Deferred Compensation Account shall be paid to the Manager's estate.

  f.    A Manager shall be deemed to have become totally disabled for the purposes of payments under the Plan if the Administrative Committee shall find on the basis of medical evidence satisfactory to the Committee that the Manager is disabled within the meaning of Section 409A as herein defined.

  g.    Notwithstanding anything herein contained to the contrary, the Administrative Committee shall have the right in its discretion to vary the manner and time of making the installment distributions provided for in the Plan, and may make a distribution in a single lump sum or in periodic installments over a shorter or longer period of time than the time provided for in the Plan as the Administrative Committee may, in its discretion, find appropriate. The preceding sentence shall apply only to that portion of the Manager's Deferred Compensation Account that is subject to Section 409A (i.e., the Deferred Compensation Account that was earned and vested as of December 31, 2004, and the earnings thereon, all as determined in accordance with Section 409A).

  h.    Notwithstanding anything in paragraph 6.a, 6.b or 6.c to the contrary, if the Manager is a "specified employee" (as defined in Section 409A and the regulations thereunder), then payments under the applicable paragraph shall not commence earlier than six month anniversary of the Manager's separation from service (as defined in paragraph 6.a), except upon the Manager's earlier death or disability (as defined herein). Any payments delayed on account of the preceding sentence shall be paid with the first payment that is not delayed on account of the preceding sentence.

  Forfeiture of Benefits. The benefits to be paid to a Manager shall be subject to forfeiture upon the occurrence of any of the following:

  a.    Notwithstanding anything otherwise provided in the Plan, except in the case of the death or total disability of a Manager while still an employee of the Bank, if any Manager shall terminate employment prior to January 1, 2007, all benefits which may have accrued under the Plan shall be forfeited and the

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  Manager shall be entitled to receive no payments of deferred compensation under the Plan.

  b.    After the Manager ceases to be employed by the Bank, the Manager fails or refuses to provide advice and counsel to the Bank when reasonably requested to do so.

  Rights of Managers to Payments Are Those of Unsecured Creditor. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or any fiduciary relationship between the Bank, Board of Directors, or Administrative Committee and the Manager, the beneficiary of a Manager, or any other person. Any funds which may be invested under the provisions of the Plan in the Deferred Compensation Account or elsewhere, shall continue for all purposes to be a part of the general funds of the Bank, and no person other than the Bank shall by virtue of the provisions of the Plan have any interest in such funds, To the extent that any person acquires a right to receive any payments from the Bank under the provisions of the Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.

  Non-Assignment of Rights. The right of a Manager or any other person receiving any payment or benefit under the Plan may not be assigned, transferred, pledged, or encumbered except by will or by the laws of descent and distribution.

  Payment to Minor, Incompetent, or Disabled Person. If the person to whom any payment is to be made under the Plan is determined by the Administrative Committee to be incompetent or a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian or other legal representative) may be paid to the spouse or to a child, parent, brother or sister of the Manager, or to such other person deemed by the Administrative Committee to incur expense for such person otherwise entitled to payment, in such manner and proportions as the Administrative Committee may determine. Any such payment shall be a complete discharge of the liability of the Bank under the Plan.

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  No Right to Continued Employment. Nothing contained in the Plan shall be construed as conferring upon any Manager any right to continue in the employ of the Bank as an executive or in any other capacity.

  Rights Under the Plan are not Salary or Compensation for Other Benefits. No right to any benefit under the Plan, or the payment of any such benefit, shall be deemed salary or other compensation for the purposes of determining benefits to which the Manager may be entitled under any retirement or employee benefit plan or other plan or arrangement of the Bank for any of its employees.

  Binding Effect. This Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Managers and their heirs, executors, administrators, and legal representatives.

  Arbitration. Any dispute or controversy arising under the Plan will be resolved by arbitration pursuant to the provisions of R.C.W. 7.04 and subject to the rules (but not the jurisdiction) of the American Arbitration Association (where provision is not made within R.C.W. 7.04). The arbitration will be conducted in conformity with Washington Mandatory Arbitration Rule 5.2 and the Washington Rules of Evidence. The arbitrator's award shall set forth findings of fact and conclusions of law upon which the award is based in the same manner as is required in a trial before a judge in the Superior Court of the State of Washington.

  The parties shall select a single arbitrator within ten (10) days of the receipt of demand for arbitration. If the parties fail to appoint an arbitrator within the ten (10) day period, any party may make immediate application to the King County Superior Court for the appointment of an arbitrator. The arbitration hearing shall take place in Seattle, Washington, and shall commence within thirty (30) days of the appointment of an arbitrator.

  The arbitrator may, in the arbitrator's discretion, award costs of arbitration (including the arbitrator's fee, if any) and attorneys' fees to the prevailing party. Judgment upon the award may be entered in the Superior Court of the State of Washington for the County of King and thereafter transmitted to any court of appropriate jurisdiction.

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  Amendment. The Bank reserves to itself the right to amend, terminate, or revoke the Plan in whole or in its entirety at any time. Notwithstanding the foregoing, no payments shall be made on account Plan termination unless all of the plan termination requirements of Section 409A have been satisfied.

IN WITNESS WHEREOF, the parties have set their hands below, effective the 1st day of January 2008.

SOUND COMMUNITY BANK	MANAGERS

BY:	Manager

Manager

Manager

Manager